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                        INVESTMENT ADMINISTRATION AGREEMENT

    Agreement made as of this 25th day of July, 1986, by and between TrustFunds Index Funds, a Massachusetts business trust (the "Trust"), and Manufacturers National Bank of Detroit (the "Administrator"), a national bank.

    WHEREAS the Trust is an open-end, diversified investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several separate portfolios of securities, each of which has the investment objective of providing investment results that correspond to the price and yield performance of a designated index or securities group;

    WHEREAS the Trust has retained SEI Financial Management Corporation (the "Manager") to provide certain management services for the Trust subject to the control of the Board of Trustees; and

    WHEREAS the Trust desires to retain the Administrator to render monitoring, administrative adjustment and related services to the Trust with respect to its S&P 500 Index Portfolio, its Extended Market Index Portfolio and such other portfolios as the parties hereafter may agree on (the "Portfolios"), and the Administrator is willing to render such services;

    NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

    ARTICLE 1. DUTIES OF ADMINISTRATOR. The Trust employs the Administrator (i) to continuously review, supervise, and administer the investment program of the Portfolios; (ii) to monitor regularly the S&P 500 Index and the Extended Market Index and the relevant index or other designated securities for any other portfolios as the parties hereto may hereafter agree upon (all such indexes or other designated securities to be as defined from time to time in the Trust's current Prospectus) to determine if portfolio adjustments are warranted due to changes in index composition, mergers or other similar reasons and, if so, to make such adjustments on a periodic basis; (iii) to determine, in the Administrator's discretion, the securities to be purchased or sold or exchanged in order to keep each Portfolio in approximate balance with its designated index or designated securities group; (iv) to determine, in the Administrator's discretion, whether to exercise warrants or other rights with respect to Portfolio securities, and whether to accept tender offers with respect to such securities (with any finders fees realized in connection with tender offers or other rights with respect to Portfolio securities being rebated to the Portfolios); (v) to determine, in the Administrator's discretion, whether the merit of a Portfolio

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investment has been substantially impaired by extraordinary events or financial conditions, thereby warranting the removal of such securities from a Portfolio, notwithstanding its inclusion in the designated index or securities group; (vi) to calculate and provide to the Manager the net asset value of each Portfolio on each day that the Trust's custodian banks and the New York Stock Exchange are open for business; (vii) to provide the Manager and the Trust on behalf of the Portfolios with records concerning the Administrator's activities which the Trust is required to by law maintain; and (viii) to render regular reports to the Manager and to the Trust's officers and Trustees concerning the Administrator's discharge of the foregoing responsibilities. The Administrator shall discharge the foregoing responsibilities subject to the oversight of the Manager and in compliance with such policies as the Trustees of the Trust may from time to time establish, and in compliance with the objectives, policies, and limitations for each Portfolio as set forth in the Trust's then current registration statement under the Act and applicable laws and regulations. The Administrator accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

    ARTICLE 2. PORTFOLIO TRANSACTIONS. The Administrator is authorized to select the brokers or dealers, including SEI Financial Services Company, that will execute the purchases and sales of portfolio securities for each Portfolio and is directed to use its best efforts to obtain the best net results, as described in the Trust's then current registration statement and, as appropriate, to place such purchase and sale orders. The Administrator will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to Portfolio transactions as they may reasonably request.

    ARTICLE 3. COMPENSATION OF THE ADMINISTRATOR. For the services to be rendered by the Administrator as provided in Articles 1 and 2 of this Agreement, the Trust shall pay to the Administrator compensation at an annual rate of .03% of the average daily net assets of the Portfolios. Such compensation shall be calculated and accrued daily and paid to the Administrator monthly. This fee shall be allocated among the Portfolios on the basis of their relative net assets. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's fee as provided above is subject to the limitation that no monthly payment shall exceed the payment


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actually made to the Manager with respect to the Portfolios pursuant to the current Management Agreement between the Manager and the Trust.

    ARTICLE 4. OTHER SERVICES. At the request of the Trust or the Manager, the Administrator, in its discretion, may make available to the Trust its office facilities, equipment and personnel for other services.

    ARTICLE 5. STATUS OF ADMINISTRATOR. The services of the Administrator to the Trust are not to be deemed exclusive, and the Administrator shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Trust or the Manager.

    ARTICLE 6. CERTAIN RECORDS. Any records required to be maintained and preserved pursuant to the provisions of Rules 31a-1 and 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust on request. Such records shall be maintained in a readily accessible place as required by the rules under the 1940 Act.

    ARTICLE 7. LIMITATION OF LIABILITY OF ADMINISTRATOR. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Administrator in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

    ARTICLE 8. PERMISSIBLE INTERESTS. Trustees, agents, and Unitholders of the Trust are or may be interested in the Administrator (or any successor thereof) as directors, partners, officers, shareholders or otherwise; directors, partners, officers, agents and shareholders of the Administrator (or any successor) are or may be interested in the Trust as Trustees, Unitholders or otherwise; and the Administrator (or any successor) is or may be interested in the Trust as a Unitholder or otherwise.

    ARTICLE 9. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall continue as to each Portfolio for two years following the date of this Agreement, and thereafter, with respect to each Portfolio, for periods of one year so long as such continuance thereafter is speci-


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fically approved at least annually (a) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of such Portfolio, and (b) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval; provided, however, that if the Unitholders of any Portfolio disapprove of this Agreement as provided herein, the Administrator may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and the rules thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 30 days nor more than 60 days written notice to the Administrator, or by the Administrator at any time without the payment of any penalty upon 90 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at the last designated mailing address of such party.

    ARTICLE 10. AMENDMENTS. This Agreement may be amended as to any Portfolio by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of outstanding voting securities of such Portfolio, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Administrator may conclusively assume that any special procedure which has been approved by the Trust does not conflict with or violate any requirements of its Declaration of Trust, By-laws or prospectus, or any rule, regulation or requirement of any regulatory body.

    ARTICLE 11. CERTAIN RECORDS. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust or the Manager on request. In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection;



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provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless the Trust has agreed to indemnify the Administrator against such liability.

    ARTICLE 12. DEFINITIONS OF CERTAIN TERMS. The terms "vote of a majority of the outstanding voting securities," "assignment," "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

    ARTICLE 13. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

    ARTICLE 14. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                         TRUSTFUNDS INDEX FUNDS

                                         By: [Signature Appears Here]
                                            ---------------------------
                                              PRESIDENT

                                         MANUFACTURERS NATIONAL BANK OF DETROIT


                                         BY: [Signature Appears Here]
                                            ---------------------------
                                              VICE PRESIDENT


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